EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
January 27, 2016	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO)	(252) 940-4936
	Scott McLean (CFO)	(252) 940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports Record Loan Growth

December 31, 2015 Quarterly and Year End Operating Results

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), reports its unaudited financial results for the quarter and year ended December 31, 2015.

Loan and lease growth during the fourth quarter remained strong for the Company as loans and leases held for investment increased $39.7 million to bring the total outstandings to $607.0 million at year end 2015. Growth in loans and leases held for investment for 2015 totaled $126.6 million or a 26.3% increase over the $480.4 million outstanding at year end 2014. This expansion in our loan base will be a strong catalysis of income growth for the Company into 2016.

For the 2015 fourth quarter, net income was $1.6 million or $0.16 per diluted common share, compared to net income of $1.2 million, or $0.13 per diluted common share for the linked 2015 third quarter and $149,000 or $0.02 per diluted common share for the comparative 2014 fourth quarter. Net income for the year ended December 31, 2015 was $4.7 million, or $0.49 per diluted common share, compared to $4.1 million, or $0.42 per diluted common share for the year ended December 31, 2014. Income for the fourth quarter and the year-ended 2014 reflects the impact of $1.7 million of one-time pre-tax transaction expenses associated with the acquisition of nine branch offices from Bank of America (BOA) in mid-December.

Bruce Elder, President and CEO, commented, “Our greatest challenges heading into 2015 were leveraging the large deposit base acquired through the branch purchase and introducing the First South Bank brand into new markets. We were able to grow our loan and lease portfolios by $126.6 million or over 26% during 2015. We achieved this record growth without sacrificing credit underwriting standards or taking undo interest rate risk. Despite the growth in loans, asset quality has improved significantly as we enjoyed declines in both non-performing loans and non-performing assets. Our efforts to leverage the branch acquisition are translating into better financial results as our monthly earnings in both November and December of 2015 exceed pre-acquisition levels.”

Mr. Elder continued, “We remain committed to gaining greater efficiency while at the same time evaluating new growth opportunities. During 2015, we consolidated the deposits, loans and operations of several branches resulting in the closing of two offices and have announced three more such consolidations which will occur in February 2016. We established a new full-service branch location in Williamston, North Carolina in late November broadening our geographic footprint into several agricultural rich counties of eastern North Carolina which have been underserved by a true community bank. For 2016, we will continue to evaluate our markets and branch facilities, deploy a more targeted marketing effort to further enhance deposit market share and loan growth and invest in our digital banking platform.”

Net Interest Income

Net interest income for the fourth quarter of 2015 increased to $7.7 million from $7.4 million for the linked 2015 third quarter and $6.8 million earned for the comparative 2014 fourth quarter. Net interest income for the year ended 2015 improved to $29.4 million, a $3.0 million or 11.2% increase, from the $26.4 million generated during the comparative year ended 2014. The tax equivalent net interest margin improved one basis point to 3.64% for the 2015 fourth quarter, from 3.63 % for the linked 2015 third quarter, and fell 14 basis points when compared to 3.78% for the 2014 fourth quarter. The tax equivalent net interest margin for the year ended 2015 declined by 42 basis points to 3.64%, from 4.06% for the comparative year ended 2014.

The increase in net interest income during the 2015 fourth quarter versus the linked third quarter was due to strong loan growth during the period. Average loans held for investment increased $34.0 million during the fourth quarter of 2015, driving revenues higher. While the overall yield on the loan portfolio fell two basis points when compared to the third quarter of 2015, the shift in our earning asset mix to more of a weighting in loans resulted in a one basis point increase to the Company’s net interest margin for the quarter.

The increase in interest income in 2015 from both the comparative full year and fourth quarter 2014 periods is due to higher volumes of earning assets. The 2015 loan growth coupled with the ramp up of investment securities in advance of the branch acquisition during the fourth quarter of 2014 fueled the earning asset growth. The decline in net interest margin for the comparative full year period was due to the mix of average earning asset growth being more heavily weighted toward the investment portfolio. We anticipate that given a stable to slow rising interest rate environment, the margin should experience slight improvement as the mix continues to shift to higher yielding assets.

Asset Quality and Provisions for Loan Losses

Total nonperforming assets were $9.4 million, or 1.0% of total assets at December 31, 2015, compared to $13.2 million or 1.5% of total assets at December 31, 2014. Total loans in non-accrual status were $3.2 million at December 31, 2015, compared to $5.0 million at December 31, 2014. Our level of OREO declined to $6.1 million at December 31, 2015, from $7.8 million at December 31, 2014. The Bank continues to emphasize asset quality as a crucial driver of its short and long-term success.

The allowance for loan and lease losses (ALLL) was $7.9 million at December 31, 2015, representing 1.30% of loans and leases held for investment, compared to $7.5 million at December 31, 2014, or 1.57% of loans and leases held for investment. The Bank recorded $325,000 of provisions for credit losses in the 2015 fourth quarter, $335,000 in the linked 2015 third quarter, and none in the comparative 2014 fourth quarter. During the years ended 2015 and 2014, the Bank recorded $800,000 and $1.1 million of provisions for credit losses for each of the years, respectively. Management believes the ALLL remains adequate.

Non-Interest Income

Total non-interest income for the 2015 fourth quarter of $3.7 million was relatively consistent with the $3.8 million earned during the linked 2015 third quarter and above the $2.3 million earned for the 2014 fourth quarter. The year-over-year increase is due primarily to additional service and fee income on deposit accounts associated with the acquisition of branch offices in mid-December of 2014, coupled with gains on the sale of investment securities realized in the fourth quarter of 2015.

Deposit fees and service charges were $2.0 million for the 2015 fourth quarter compared to $2.1 million earned in the linked 2015 third quarter and $1.2 million in the 2014 fourth quarter. Total non-interest income generated from the sale and servicing of mortgage loans and loan fees improved to $820,000 for the 2015 fourth quarter, compared with $792,000 in the linked 2015 third quarter and $603,000 for the 2014 fourth quarter. As we sell the majority of our originated mortgage loans and retain the servicing rights, the increased volume of loan activity in 2015 versus that of 2014 has had a positive impact on recurring servicing revenue. We continue to explore various strategies to enhance our non-interest income, including adding to the level of loans serviced for others.

Net gains recognized from the sale of OREO was $31,000 for the 2015 fourth quarter, compared to a $63,000 net loss for the linked 2015 third quarter and a $33,000 net gain for the comparative 2014 fourth quarter.

The Bank realized $463,000 of gains on investment security sales during the 2015 fourth quarter and $503,000 during the linked third quarter or the 2015. There were no securities gains realized during the fourth quarter of 2014.

Included in other non-interest income is revenue from investments in Bank-owned life insurance (BOLI) of $128,000 for the 2015 fourth quarter, $127,000 for the linked 2015 third quarter and $134,000 for the 2014 fourth quarter.

For the year ended 2015, total non-interest income was $14.3 million, compared to $8.6 million for the year ended December 31, 2014. This improved level of non-interest income is the result of higher service fees on a larger base of deposit accounts with the acquisition of nine branch offices, coupled with increased fees from the sales and servicing of mortgage loans, and gains realized from the sale of investment securities.

Fees and service charges on deposits were $8.1 million for the current period compared to $4.4 million for the prior year period. This increase in the level of service and fee income on deposit accounts is due primarily to additional income on deposit accounts associated with the acquisition of branch offices in mid-December of 2014. During 2015 the Bank experienced an increase in mortgage activity due to the improving economic conditions and an accommodative interest environment. As a result, revenue generated from the sale and servicing of mortgage loans and loan fees increased by $709,000 to $3.1 million for 2015, from $2.4 million for 2014.

Net gains recognized from the sale of OREO declined to $40,000 for the year ended 2015 from $115,000 in 2014. The Bank realized $1.4 million of gains on investment security sales during 2015 compared to $14,000 for 2014. BOLI earnings were $510,000 for 2015, compared to $531,000 for the year ended December 31, 2014. The investment returns from the BOLI offset a portion of the cost of providing benefit plans to our employees.

Non-Interest Expense

Total non-interest expenses were $9.1 million for the 2015 fourth quarter, compared to $9.0 million for the linked 2015 third quarter and $8.9 million for the 2014 fourth quarter. For the year ended 2015, total non-interest expenses were $36.4 million, compared to $28.5 million reported for the year ended 2014. The overall increase in the Company’s non-interest expenses relative to historical levels is due to the infrastructure added to operate and support a larger asset and deposit base resulting from the acquisition of nine branch offices in mid-December of 2014.

Compensation and benefits expenses, the largest component of non-interest expenses, were $4.9 million for both the third and fourth quarters of 2015, and $4.4 million for the 2014 fourth quarter. For the year ended 2015, compensation and benefits expense totaled $19.4 million, compared to $15.8 million reported in 2014. Compensation and benefits expenses for the 2014 fourth quarter and the year ended 2014 includes $241,000 of acquisition expenses. The Bank will continue to manage staffing levels to ensure we meet the ongoing needs of our customers and to support our future growth.

Premises and equipment expense was $1.4 million for the 2015 fourth quarter, compared to $1.3 million for the linked 2015 third quarter and $1.1 million for the 2014 fourth quarter. For the year ended 2015, premises and equipment expense was $5.3 million, compared to $3.6 million reported in 2014. The addition of nine new branch locations in December of 2014 has resulted in a higher level of occupancy costs for the Company. Our continuing evaluation of current markets and facilities, as well as exploring new opportunities to expand our footprint, will impact future occupancy expenses.

FDIC insurance was $164,000 for the 2015 fourth quarter, compared to $163,000 for the linked 2015 third quarter and $145,000 for the 2014 fourth quarter. For the year ended 2015, FDIC insurance was $609,000 versus $566,000 reported in 2014. The change in volume of FDIC insurance is attributable to period-over-period growth in the Bank’s balance sheet.

Advertising and marketing expense was $222,000 for the 2015 fourth quarter, compared to $219,000 for the linked 2015 third quarter and $371,000 for the 2014 fourth quarter. For the year ended 2015, advertising expense was $820,000, compared to $667,000 reported in 2014. We anticipate advertising and marketing expenses to remain at approximately 2% of total revenues.

Data processing costs were $778,000 for the 2015 fourth quarter, compared to $819,000 for the linked 2015 third quarter and $604,000 for the 2014 fourth quarter. For the years ended 2015 and 2014, data processing costs were $3.6 million and $2.3 million, respectively. Data processing costs fluctuate in conjunction with changes in the number of customer accounts and transaction activity volumes and therefore, the full year addition of accounts and customers with the branch acquisition drove these costs above 2014 levels.

As the Bank’s level of OREO on its books has fallen so have the expenses attributable to ongoing maintenance, property taxes and insurance for OREO properties. These expenses declined to $69,000 for the 2015 fourth quarter, compared $89,000 for the linked 2015 third quarter and $123,000 for the comparative 2014 fourth quarter. For the year ended 2015, total ongoing OREO expenses fell to $436,000 from $445,000 for the prior year. Quarterly valuation adjustments were $100,000 for the 2015 fourth quarter, and $10,000 for the linked 2015 third quarter and $131,000 for the comparative 2014 fourth quarter. Total OREO valuation adjustments were $195,000 for 2015 compared to $204,000 for the prior year.

Other general and administrative expense was $1.4 million for the 2015 fourth quarter, compared to $1.3 million for the linked 2015 third quarter and $2.0 million for the 2014 fourth quarter. For the year ended 2015, other expenses were $5.5 million, compared to $4.6 million reported in 2014. The year-over-year increase in these expenses is due to the operations of a larger banking franchise. Other expenses for the 2014 fourth quarter and the year ended 2014 includes acquisition related expenses of $1.0 million.

Income tax expense was $484,000 for the 2015 fourth quarter, compared to $611,000 for the linked 2015 third quarter and $33,000 for the 2014 fourth quarter. For the year ended 2015, income tax expense was $1.8 million, versus $1.3 million for 2014. The effective income tax rates were 28.2% and 24.8% for the years ended 2015 and 2014, respectively. Changes in income tax expense and marginal tax rates have been impacted by a variety of factors in both 2015 and 2014. Taxes for the third quarter of 2015 includes a one-time $80,000 expense adjustment due a write down of our deferred tax asset given the impending reduction in the North Carolina corporate statutory tax rate for 2016. The fourth quarter of 2014 tax expense was impacted by one-time expenses associated with the branch acquisition.

During the third quarter of 2015, the Company determined that its income tax expense associated with prior periods had been understated by a net amount of $434,000.  For the periods prior to 2014 the cumulative net income tax expense understatement was $651,000.  During 2014 the Company overstated income tax expense by $217,000.  As a result our deferred tax asset and our income tax receivable accounts have been adjusted to reflect the correction of this error, with a corresponding $434,000 reduction recorded to retained earnings.  These corrections are similarly reflected as an adjustment to retained earnings as of December 31, 2014 in the consolidated statement of changes in equity.

Balance Sheet

Total assets increased to $946.3 million at December 31, 2015, from $885.4 million at December 31, 2014. The $60.9 million increase in assets is the result of strong growth in our loans and leases held for investment. Loans and leases held for investment totaled $607.0 million as of December 31, 2015, versus $480.4 million as of December 31, 2014, an increase of $126.6 million or 26.3%.

The investment securities portfolio was reduced $44.0 million to $248.8 million as of December 31, 2015, from $292.8 million at December 31, 2014. This reduction was the result of cash flows from scheduled amortization and maturities as well as sales of securities, with the proceeds used to support growth in loan outstandings.

Interest-bearing deposits with banks were reduced by $14.3 million during 2015 as cash was redeployed into the loan portfolio, and as a result, interest-bearing deposits as of December 31, 2015 totaled $18.6 million.

The Bank did not make any additional BOLI investments during the year ended 2015. BOLI as of December 31, 2015 totaled $15.6 million, a $510,000 increase in cash surrender life value over the $15.1 million of BOLI investments at December 31, 2014.

Intangible assets decreased $287,000 to $6.1 million at December 31, 2015, from $6.4 million at December 31, 2014, reflecting the amortization of the core deposit intangible associated with the BOA transaction, which is anticipated to be amortized over a ten year period.

Total deposits as of December 31, 2015 were $811.3 million, an increase of $23.0 million from the $788.3 million of deposits as of the prior year end. This growth was comprised of $17.3 million increases in non-maturity deposit categories and a $5.7 million increase in time deposits. As anticipated, approximately 10% of the $172 million of deposits acquired in BOA transaction left the Bank in 2015. This attrition took place primarily during the first half of 2015 and was concentrated in non-interest bearing checking, interest bearing checking, and money market deposit categories.

As of December 31, 2015 the Bank had $37.0 million of FHLB advances outstanding versus none as of December 31, 2014. The Bank uses FHLB borrowings as a supplemental funding source for earning asset growth. Advances from the FHLB provide the Bank with an effective means of managing its overall cost of funds as well as a means to manage exposures to interest rate risk.

Stockholders' equity increased to $82.2 million at December 31, 2015, from $80.0 million at December 31, 2014. This increase reflects the $4.7 million of net income earned for the year ended December 31, 2015 net of a $721,000 decrease in accumulated other comprehensive income resulting from the mark-to-market adjustment of the available-for-sale securities portfolio, $953,000 of dividend payments, and $908,000 used to acquire 112,144 shares of the Company’s common stock pursuant to a previously announced repurchase plan.

The tangible equity to assets ratio was 8.04% at December 31, 2015, compared to 8.31% at December 31, 2014. There were 9,489,222 common shares outstanding at December 31, 2015, compared to 9,598,007 shares outstanding at December 31, 2014, reflecting the net effect of shares purchased through the stock repurchase program. The tangible book value per common share increased to $8.02 at December 31, 2015, from $7.67 at December 31, 2014.

Key Performance Ratios

Some of our key performance ratios are the return on average assets (ROA), the return on average equity (ROE) and the efficiency ratio. ROA is 0.67% for the 2015 fourth quarter, compared with 0.54% for the linked 2015 third quarter and 0.07% for the 2014 fourth quarter. ROE is 7.52% for the 2015 fourth quarter compared with 5.99% for the linked 2015 third quarter and 0.73% for the 2014 fourth quarter. The efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) is 81.41% for the 2015 fourth quarter, compared to 82.26% for the linked 2015 third quarter and 96.31% for the 2014 fourth quarter. The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses. The performance ratios for the 2014 fourth quarter and year end were adversely impacted by the one-time expenses previously noted.

The ROA, ROE and efficiency ratios for the 2015 year were 0.52%, 5.72% and 84.53%, respectively, compared to 0.57%, 5.18% and 79.98%, respectively, for the 2014 year.

Corporate and Investor Information

First South Bank has been serving the citizens of eastern and central North Carolina since 1902 and offers a variety of financial products and services to business and individual customers. The Bank operates through its main office headquartered in Washington, North Carolina, and has 33 full service branch offices located throughout eastern and central North Carolina.

The Bank also provides a full menu of leasing services through its wholly-owned subsidiary, First South Leasing, LLC. In addition, under its First South Wealth Management division, the Bank makes securities brokerage services available through an affiliation with an independent broker/dealer.

Additional investor information for the Company and the Bank may be accessed on our website at www.firstsouthnc.com.

The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Forward-Looking Statements

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures

This press release and the Supplemental Financial Data contain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States. Management uses these "non-GAAP" measures in their analysis of the Company's performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. See the disclosures above and in the Supplemental Financial Data for reconciliations of any non-GAAP measures to the most directly comparable GAAP measure.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	December 31,	December 31,
	2015	2014
	(Unaudited)	(As restated)
Assets

Cash and due from banks	$19,425,747	$23,281,016
Interest-bearing deposits with banks	18,565,521	32,835,661
Investment securities available-for-sale, at fair value	248,294,725	292,298,910
Investment securities held-to-maturity	508,456	507,309
Mortgage loans held for sale	3,943,798	4,792,943

Loans and leases held for investment	607,014,247	480,436,270
Allowance for loan and lease losses	(7,866,523)	(7,519,970)
Net loans and leases held for investment	599,147,724	472,916,300

Premises and equipment, net	13,664,937	15,821,436
Other real estate owned	6,125,054	7,755,541
Federal Home Loan Bank stock, at cost	2,369,300	606,500
Accrued interest receivable	2,874,506	2,851,650
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,265,589	1,178,115
Identifiable intangible assets	1,895,514	2,182,909
Income tax receivable	-	1,591,105	(a)
Bank-owned life insurance	15,635,140	15,125,498
Prepaid expenses and other assets	8,348,385	7,467,178	(a)

Total assets	$946,282,972	$885,430,647

Liabilities and Stockholders' Equity

Deposits:
Non-interest bearing demand	$169,545,849	$147,543,594
Interest bearing demand	246,376,521	268,472,945
Savings	135,369,668	117,932,606
Large denomination certificates of deposit	116,299,196	111,523,043
Other time	143,730,993	142,808,182
Total deposits	811,322,227	788,280,370

Borrowings	37,000,000	-
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	5,479,971	6,837,701
Total liabilities	864,112,198	805,428,071

Common stock, $.01 par value, 25,000,000 shares authorized; 9,489,222 and 9,598,007 shares outstanding, respectively	94,892	95,980
Additional paid-in capital	35,936,911	35,869,195
Retained earnings	43,691,073	40,868,919	(a)
Accumulated other comprehensive income	2,447,898	3,168,482
Total stockholders' equity	82,170,774	80,002,576

Total liabilities and stockholders' equity	$946,282,972	$885,430,647

(a) - revised for prior period error

1

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2015	2014		2015	2014
		(As restated)			(As restated)
Interest income:
Interest and fees on loans	$7,005,095	$5,980,692		$25,839,566	$23,947,521
Interest on investments and deposits	1,563,857	1,587,879		6,611,037	5,230,342
Total interest income	8,568,952	7,568,571		32,450,603	29,177,863

Interest expense:
Interest on deposits	637,680	532,986		2,367,750	2,141,899
Interest on borrowings	63,272	128,545		124,865	285,831
Interest on junior subordinated notes	140,039	80,462		561,694	323,113
Total interest expense	840,991	741,993		3,054,309	2,750,843

Net interest income	7,727,961	6,826,578		29,396,294	26,427,020
Provision for credit losses	325,000	-		800,000	1,100,000
Net interest income after provision for credit losses	7,402,961	6,826,578		28,596,294	25,327,020

Non-interest income:
Deposit fees and service charges	2,004,933	1,202,427		8,072,893	4,387,235
Loan fees and charges	89,286	63,284		268,482	180,899
Mortgage loan servicing fees	283,070	259,796		1,090,196	984,623
Gain on sale and other fees on mortgage loans	536,536	343,138		2,022,813	1,419,721
Gain on sale of other real estate, net	30,537	32,768		40,351	115,137
Gain on sale of investment securities	463,203	-		1,417,716	13,509
Other income	328,129	350,152		1,385,524	1,484,062
Total non-interest income	3,735,694	2,251,565		14,297,975	8,585,186

Non-interest expense:
Compensation and fringe benefits	4,902,583	4,379,984		19,377,688	15,834,616
Federal deposit insurance premiums	164,324	145,106		609,406	565,980
Premises and equipment	1,355,384	1,056,641		5,331,960	3,591,249
Advertising	221,831	371,432		820,308	667,337
Data processing	778,070	604,175		3,583,170	2,324,496
Amortization of intangible assets	128,447	57,062		515,044	221,070
Other real estate owned expense	168,849	254,197		631,675	649,848
Other	1,367,195	2,026,803		5,504,476	4,618,979
Total non-interest expense	9,086,683	8,895,400		36,373,727	28,473,575

Income before income tax expense	2,051,972	182,743		6,520,542	5,438,631
Income tax expense	484,346	33,113	(a)	1,837,329	1,349,009	(a)

NET INCOME	$1,567,626	$149,630	(a)	$4,683,213	$4,089,622	(a)

Per share data:
Basic earnings per share	$0.17	$0.02	(a)	$0.49	$0.43	(a)
Diluted earnings per share	$0.16	$0.02	(a)	$0.49	$0.42	(a)
Dividends per share	$0.025	$0.025		$0.10	$0.10
Average basic shares outstanding	9,489,222	9,598,007		9,521,392	9,619,124
Average diluted shares outstanding	9,513,916	9,618,820		9,542,401	9,638,158

(a) - revised for prior period error

2

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014	12/31/2015	12/31/2014
					(As restated)		(As restated)
	(dollars in thousands except per share data)
Consolidated balance sheet data:
Total assets (1)	$946,283	$913,368	$899,390	$879,215	$885,431	$946,283	$885,431

Loans held for sale:	$3,944	$4,029	$6,171	$7,947	$4,793	$3,944	$4,793

Loans held for investment (HFI):
Mortgage	$71,866	$71,148	$68,812	$66,957	$66,391	$71,866	$66,391
Commercial	454,877	419,784	399,734	346,326	338,861	454,877	338,861
Consumer	63,036	61,934	62,265	62,756	62,792	63,036	62,792
Leases	17,235	14,438	12,825	12,637	12,392	17,235	12,392
Total loans held for investment	607,014	567,304	543,636	488,676	480,436	607,014	480,436
Allowance for loan and lease losses	(7,867)	(7,570)	(7,364)	(7,203)	(7,520)	(7,867)	(7,520)
Net loans held for investment	$599,147	$559,734	$536,272	$481,473	$472,916	$599,147	$472,916

Cash & interest bearing deposits	$37,991	$42,686	$36,600	$59,641	$56,117	$37,991	$56,117
Investment securities	248,803	248,861	260,628	272,990	292,806	248,803	292,806
Premises and equipment	13,665	15,290	15,246	15,481	15,821	13,665	15,821
Goodwill	4,219	4,219	4,219	4,219	4,219	4,219	4,219
Identifiable intangible asset	1,896	1,967	2,039	2,111	2,183	1,896	2,183
Mortgage servicing rights	1,266	1,229	1,213	1,160	1,178	1,266	1,178

Deposits:
Non-interest checking	$169,546	$157,609	$158,929	$147,946	$147,544	$169,546	$147,544
Interest checking	173,934	167,673	169,736	180,114	180,558	173,934	180,558
Money market	72,442	68,443	69,646	84,379	87,915	72,442	87,915
Savings	135,370	133,570	131,078	123,457	117,932	135,370	117,932
Certificates	260,030	256,016	243,480	248,129	254,331	260,030	254,331
Total deposits	$811,322	$783,311	$772,869	$784,025	$788,280	$811,322	$788,280

Borrowings	$37,000	$33,000	$32,000	$0	$0	$37,000	$0
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310	10,310	10,310
Stockholders' equity (1)	82,171	81,623	79,687	80,968	80,003	82,171	80,003

Consolidated earnings summary:
Interest income	$8,569	$8,217	$7,901	$7,764	$7,569	$32,450	$29,178
Interest expense	841	794	712	708	742	3,054	2,751
Net interest income	7,728	7,423	7,189	7,056	6,827	29,396	26,427
Provision for credit losses	325	335	140	0	0	800	1,100
Noninterest income	3,736	3,766	3,616	3,180	2,251	14,298	8,585
Noninterest expense	9,087	9,007	9,026	9,254	8,896	36,374	28,473
Income before taxes	2,052	1,847	1,639	982	182	6,520	5,439
Income tax expense (1)	484	610	485	257	33	1,837	1,349
Net income (1)	$1,568	$1,237	$1,154	$725	$149	$4,683	$4,090

Adjusted pre-tax pre-provision operating earnings (non-GAAP):
Income before taxes	$2,052	$1,847	$1,639	$982	$182	$6,520	$5,439
Provision for credit losses	325	335	140	0	0	800	1,100
Pre-tax pre-provision net income	2,377	2,182	1,779	982	182	7,320	6,539
Securities (gains) losses, net	(463)	(503)	(201)	(251)	0	(1,418)	(14)
OREO valuations	100	10	41	44	131	195	204
OREO (gains) losses, (net)	(30)	63	(27)	(46)	(33)	(40)	(115)
Adjusted pre-tax pre-provision operating earnings (non-GAAP)	$1,984	$1,752	$1,592	$729	$280	$6,057	$6,614

Per Share Data:
Basic earnings per share (1)	$0.17	$0.13	$0.12	$0.08	$0.02	$0.49	$0.43
Diluted earnings per share (1)	$0.16	$0.13	$0.12	$0.08	$0.02	$0.49	$0.42
Dividends per share	$0.025	$0.025	$0.025	$0.025	$0.025	$0.100	$0.100
Book value per share (1)	$8.66	$8.60	$8.38	$8.50	$8.34	$8.66	$8.34
Tangible book value per share (1)	$8.02	$7.95	$7.73	$7.83	$7.67	$8.02	$7.67

Average basic shares	9,489,222	9,500,885	9,526,656	9,570,820	9,598,007	9,521,392	9,619,124
Average diluted shares	9,513,916	9,520,943	9,546,235	9,590,979	9,618,820	9,542,401	9,638,158

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014	12/31/2015	12/31/2014
					(As restated)		(As restated)
	(dollars in thousands except per share data)
Performance ratios (tax equivalent):
Yield on average earning assets	4.03%	4.01%	4.02%	3.97%	4.18%	4.01%	4.47%
Cost of interest bearing liabilities	0.49%	0.48%	0.45%	0.44%	0.48%	0.47%	0.51%
Net interest spread	3.54%	3.53%	3.57%	3.53%	3.70%	3.54%	3.96%
Net interest margin	3.64%	3.63%	3.67%	3.62%	3.78%	3.64%	4.06%
Avg earning assets to total avg assets (1)	92.19%	91.65%	91.33%	91.26%	92.23%	91.63%	91.71%

Return on average assets (annualized) (1)	0.67%	0.54%	0.53%	0.33%	0.07%	0.52%	0.57%
Return on average equity (annualized) (1)	7.52%	5.99%	5.66%	3.61%	0.73%	5.72%	5.18%
Efficiency ratio	81.41%	82.26%	83.71%	91.30%	96.31%	84.53%	79.98%

Average assets (1)	$930,978	$904,017	$877,480	$879,223	$793,852	$897,795	$723,660
Average earning assets	$858,243	$828,538	$801,396	$802,387	$732,153	$822,641	$663,636
Average equity (1)	$82,713	$81,975	$81,799	$81,446	$81,305	$81,893	$78,913

Equity/Assets (1)	8.68%	8.94%	8.86%	9.21%	9.04%	8.68%	9.04%
Tangible Equity/Assets (1)	8.04%	8.26%	8.16%	8.49%	8.31%	8.04%	8.31%

Asset quality data and ratios:
Nonaccrual loans:
Non-TDR nonaccrual loans
Earning	$985	$799	$990	$858	$723	$985	$723
Non-Earning	710	964	806	1,158	1,075	710	1,075
Total Non-TDR nonaccrual loans	$1,695	$1,763	$1,796	$2,016	$1,798	$1,695	$1,798
TDR nonaccrual loans
Past Due TDRs	$1,343	$1,250	$1,065	$1,206	$1,233	$1,343	$1,233
Current TDRs	159	463	1,459	1,194	2,007	159	2,007
Total TDR nonaccrual loans	$1,502	$1,713	$2,524	$2,400	$3,240	$1,502	$3,240
Total nonaccrual loans	$3,197	$3,476	$4,320	$4,416	$5,038	$3,197	$5,038
Loans >90 days past due, still accruing	115	183	248	0	389	115	389
Other real estate owned	6,125	6,506	7,009	7,082	7,756	6,125	7,756
Total nonperforming assets	$9,437	$10,165	$11,577	$11,498	$13,183	$9,437	$13,183

Allowance for loan and lease losses to loans held for investment	1.30%	1.33%	1.35%	1.47%	1.57%	1.30%	1.57%

Net charge-offs (recoveries)	$28	$129	$(21)	$317	$(17)	$452	$1,189
Net charge-offs (recoveries) to total loans	0.00%	0.02%	0.00%	0.06%	0.00%	0.07%	0.25%
Total nonaccrual loans to total loans HFI	0.53%	0.61%	0.79%	0.90%	1.05%	0.53%	1.05%
Total nonperforming assets to total assets	1.00%	1.11%	1.29%	1.31%	1.49%	1.00%	1.49%
Total loans to total deposits	75.30%	72.94%	71.14%	63.34%	61.56%	75.30%	61.56%
Total loans to total assets (1)	64.56%	62.55%	61.13%	56.48%	54.80%	64.56%	54.80%
Loans serviced for others	$297,494	$297,764	$300,801	$301,482	$306,822	$297,494	$306,822

(1) Certain amounts and ratios for prior periods have been restated for correction of an error

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